For  Immediate  Release

    LANTRONIX, INC. EXPECTS INCREASED REVENUES AND LOWER CASH USAGE FOR SECOND
                     FISCAL QUARTER ENDED DECEMBER 31, 2003

        COMPANY WILL BOOK $2.1-$3.4 MILLION IMPAIRMENT CHARGE IN QUARTER

     IRVINE, CA, JANUARY 29, 2004 - Lantronix, Inc. (Nasdaq: LTRX) today announced that the company expects to report increased revenues and lower cash usage for its second fiscal quarter ended December 31, 2003. Revenues for the second fiscal quarter are expected to be approximately $12.5 million, up from $12.2 million the prior quarter. This will be the second consecutive quarter of revenue growth.

     Cash usage for the three-month period ending December 31, 2003 was expected to decrease to approximately $214,000, down from approximately $611,000 used the prior quarter.

     The company also disclosed that it will record a non-cash impairment charge of approximately $2.1-$3.4 million in the December quarter related to the decreased asset value of its Premise software unit. The impairment results from lower software revenues than anticipated in the home and commercial automation software business.

     The company is scheduled to announce its second quarter results after the close of business Thursday, February 5, 2004.

ABOUT  LANTRONIX,  INC.

Lantronix, Inc. (NASDAQ: LTRX) is a provider of hardware and software solutions ranging from systems that allow users to remotely manage network infrastructure equipment to technologies that network-enable devices and appliances. Lantronix was established in 1989, and its worldwide headquarters are in Irvine, Calif. For more information, visit the company on the Internet at www.lantronix.com.
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This  news  release  contains  forward-looking  statements, including statements relating to the Company's Q2 financial results and future costs associated with its Premise unit. These statements involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. Factors that might affect actual outcomes include, but are not limited to, the outside auditor's final review of the Company's Q2 numbers and the costs of continuing to operate the Premise unit. For a more detailed discussion of these and associated risks, see the Company's most recent documents filed with the Securities and Exchange Commission.

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Lantronix  is a registered trademark of Lantronix, Inc. All other trademarks are properties  of  their  respective  owners.

Media  Contacts:  Jim  Kerrigan,  CFO  Lantronix  949-453-3990